Exhibit 16.1
October 4, 2011
U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, DC 20549

Re:	Glori Energy Inc.
Dear Sir or Madam:
     We have read the statements made by Glori Energy Inc. in the first, second and third paragraphs under the heading “Change in Independent Registered Public Accounting Firm” in the accompanying Registration Statement on Form S-1, which is being filed with the Securities and Exchange Commission on October 4, 2011, and agree with the statements concerning our firm contained therein.

Very truly yours,
/s/ UHY LLP